                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Brad Ragan, Inc.
- - - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                BRAD RAGAN, INC.

               EXECUTIVE OFFICES:  4404-G STUART ANDREW BOULEVARD
                        CHARLOTTE, NORTH CAROLINA 28217

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 25, 1995

         The Annual Meeting of Shareholders of Brad Ragan, Inc., will be held Thursday, May 25, 1995, at 11:30 A.M., in the "Yorkmont" Room of the Embassy Suites Hotel, 4800 South Tryon Street, Charlotte, North Carolina, for the following purposes:

         1.      To elect a board of six Directors of the Company.

         2. To transact such other business as may be brought before the meeting.

         Shareholders of record at the close of business on March 31, 1995, are entitled to notice of and to vote at the meeting.

                                        By Order of the Board of Directors



                                        Ronald J. Carr
                                        Secretary


Charlotte, North Carolina
April 14, 1995


If you do not intend to be present at the meeting, please sign, date and return the accompanying proxy promptly, so that your shares of Common Stock may be represented and voted at the meeting. A return envelope is enclosed for your convenience.

                                BRAD RAGAN, INC.

               EXECUTIVE OFFICES:  4404-G STUART ANDREW BOULEVARD
                        CHARLOTTE, NORTH CAROLINA 28217

                                PROXY STATEMENT

         This Proxy Statement and the accompanying Proxy Card are first being sent to shareholders on April 14, 1995, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of Brad Ragan, Inc. (the "Company"), to be held on Thursday, May 25, 1995, and at any adjournment thereof.

         A copy of the Company's Annual Report to Shareholders (the "Annual Report") for the year ended December 31, 1994, is enclosed with this Proxy Statement. The Annual Report is not considered part of the proxy solicitation materials.

                              GENERAL INFORMATION

         The accompanying Proxy is solicited by and on behalf of the Board of Directors of the Company, and the entire cost of such solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their reasonable expenses in so doing.

         The Board of Directors has fixed March 31, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On March 31, 1995, there were 2,190,619 outstanding shares of Common Stock of the Company, each entitled to one vote. According to the laws of North Carolina under which the Company is incorporated, shareholders do not have cumulative voting rights in connection with the election of directors as long as the Company has securities registered under the Securities Exchange Act of 1934 at the record date for determining shareholders eligible to vote at the meeting. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect, although they will be counted for purposes of establishing the presence of a quorum. Under the rules of the American Stock Exchange, Inc., brokers who hold shares in street name for customers have authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors.

         Where a choice is specified on any Proxy as to the vote on any matter to come before the meeting, the Proxy will be voted in accordance with such specification. If no specification is made but the Proxy is properly signed, the shares represented thereby will be voted in favor of each proposal. Such Proxies, whether submitted by shareholders of record or by brokers holding shares in street name for their customers ("broker non-votes"), will be voted in favor of nominees for directors. Broker non-votes will not be counted either way in voting on other matters (where direction of beneficial owners is required) and, therefore, will have the effect of negative votes.

         Any shareholder submitting the accompanying Proxy has the right to revoke it by notifying the Secretary of the Company in writing at any time prior to the voting of the Proxy. A Proxy is suspended if the person giving the Proxy attends the meeting and elects to vote in person.

         Management is not aware that any matters, other than those specified above, will be presented for action at the meeting, but, if any other matters do properly come before the meeting, the persons named as agents in the Proxy will vote such matters in accordance with their best judgment.

                             ELECTION OF DIRECTORS

         The Bylaws provide that the number of Directors shall be not less than five nor more than fifteen. The Board of Directors has determined that the Board should be comprised of six members and has nominated the following six individuals to serve as Directors until the next Annual Meeting and until their successors shall have been elected and shall qualify. Unless authority is withheld, it is intended that Proxies received in response to this solicitation will be voted in favor of the following six nominees, all of whom are currently
Directors:

NAME, AGE, PRINCIPAL OCCUPATION                                         DIRECTOR
AND OTHER POSITIONS AND OFFICES WITH THE COMPANY                         SINCE
- - - --------------------------------------------------------------------------------
Samir F. Gibara, 55 (1) (3) (4)                                            1994
         Chairman of the Board of the Company;
         Executive Vice President of The
         Goodyear Tire & Rubber Company ("Goodyear"),
         Akron, Ohio

William P. Brophey, 57 (3) (5)                                             1988
         Vice Chairman of the Board,
         President and Chief Executive Officer
         of the Company

Ronald J. Carr, 50 (3) (5)                                                 1992
         Vice President -  Finance, Chief Financial
         Officer, Secretary and Treasurer
         of the Company

Charles A. Bethel, Jr., 74 (1) (2) (4) (5)                                 1983
         Retired (former Vice President,
         Original Equipment Tire Sales of
         Goodyear), Advance, North Carolina

Richard D. Pearson, 60 (1) (2) (4)                                         1978
         Owner and manager of companies
         involved in selling and leasing
         heavy duty trucks and other heavy
         equipment, Franklin Lakes, New Jersey

NAME, AGE, PRINCIPAL OCCUPATION                                         DIRECTOR
AND OTHER POSITIONS AND OFFICES WITH THE COMPANY                         SINCE
- - - --------------------------------------------------------------------------------
Richard E. Sorensen, 52 (2) (3) (5)                                        1977
         Dean of the College of Business,
         Virginia Polytechnic Institute and
         State University, Blacksburg, Virginia
- - - --------------------------------------------------------------------------------

(1)   Member of Executive Committee.
(2)   Member of Audit Committee.
(3)   Member of Nominating Committee.
(4)   Member of Compensation Committee.
(5)   Member of Litigation Committee.


         Mr. Samir F. Gibara has been employed by Goodyear for more than 30 years. He has been Executive Vice President responsible for North American Tires since May of 1994. Prior to that, he was Vice President, Strategic Planning and Business Development, and Acting Chief Financial Officer. He was elected a Director of the Company and became Chairman of the Board of Directors on May 3, 1994.

         Mr. William P. Brophey was elected President and Chief Executive Officer of the Company effective October 1, 1988, and Vice Chairman of the Board on March 10, 1994. He has over 35 years of service with Goodyear and has held numerous field and corporate positions in wholesale, retail, credit, sales and marketing, including being named General Marketing Manager, Commercial Tire Products, in 1984. Prior to that, he was Region Manager of Goodyear's Great Lakes Region.

         Mr. Ronald J. Carr was elected Vice President - Finance and Chief Financial Officer, Secretary and Treasurer effective May 1, 1992. He has over 25 years of service with Goodyear and has held various financial positions in Goodyear's General Products and Tire Divisions and at Motor Wheel Corporation, a former Goodyear subsidiary. Most recently he was Manager, Financial Information, for Goodyear's North American Tire Division.

         Mr. Charles A. Bethel, Jr., was employed by Goodyear from 1946 until his retirement on August 31, 1983. At that date he was Vice President, Original Equipment Tire Sales, a position held since 1977.

         Mr. Richard D. Pearson is the owner and manager of a number of companies that are involved in the sale and leasing of heavy duty trucks and other heavy equipment, a business in which he has been engaged for more than 25 years.

         Dr. Richard E. Sorensen has been Dean of the College of Business, Virginia Polytechnic Institute and State University, since 1982. Prior to that, he was employed in a teaching capacity and as Dean of the College of Business at Appalachian State University.

         It is not contemplated that any of the nominees will be unable or unwilling for good cause to serve; but, if that should occur, it is the intention of the agents named in the Proxy to vote for such other person or persons to the office of Director as the Nominating Committee of the Board of Directors may recommend.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         As of April 1, 1995, to the knowledge of management, the only persons owning beneficially more than five percent (5%) of the Company's Common Stock, its only class of voting security, and the shares of Common Stock owned by Executive Officers and Directors are as follows:

NAME AND ADDRESS OF                                   NUMBER OF                      PERCENT
BENEFICIAL OWNER                                       SHARES                        OF CLASS
- - - -----------------------------------------------------------------------------------------------
The Goodyear Tire & Rubber Company                  1,633,695 (1)                        74.58%
         1144 East Market Street
         Akron, OH

Dimensional Fund Advisors, Inc.                       128,300 (2)                         5.86%
         1299 Ocean Avenue
         11th Floor
         Santa Monica, CA

Gabelli & Company, Inc.                               313,800 (3)                        14.32%
         GAMCO Investors, Inc.
         Gabelli Funds, Inc.
         Gabelli Performance Partnership
         GLI, Inc.
         655 Third Avenue
         New York, NY

All Executive Officers and Directors                      100                      Less than 1%
of the Company as a Group (8 persons)

         Samir F. Gibara (0)
         William P. Brophey (0)
         Ronald J. Carr (0)
         Charles A. Bethel (100)
         Richard D. Pearson (0)
         Richard E. Sorensen (0)
         James E. Owens (0)
         Ronald P. Rumble (0)
- - - -----------------------------------------------------------------------------------------------

(1)      Based upon information provided by Goodyear.

(2) Based upon information provided by Dimensional Fund Advisors, Inc., ("Dimensional"), and as reflected in a Schedule 13-G dated January 31, 1995, and filed with the Securities and Exchange Commission showing beneficial ownership as of December 31, 1994, Dimensional, a registered investment advisor, is deemed to have beneficial ownership as of December 31, 1994, of the shares reported, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(3) As reflected in a Schedule 13-D, dated June 9, 1993 (Amendment #9), filed with the Securities and Exchange Commission, and other information supplied by the beneficial owner.

         Based solely on a review of copies of reports filed with the SEC since January 1, 1994, and of written representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except as follows: Samir F. Gibara - Form 3 reporting that he has no beneficial ownership of any shares of the Company's common stock. All reports known to the Company required to be filed as of the date of this Proxy Statement have been filed.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table provides a three-year summary of compensation for the Named Executive Officers of the Company:

                                                                                      Long Term Compensation
                                                                           ---------------------------------------------
                                                                                  Awards                   Payouts
                                                                           ---------------------     -------------------
                                               Annual Compensation                                   Long
                                          -----------------------------               Securities     Term
                                                                  Other                  Under-     Incen-        All
                                                                 Annual    Restricted    lying       tive        Other
                                                                 Compen-     Stock      Options/     Plan        Compen-
                                          Salary      Bonus      sation      Awards      SAR's      Payouts      sation
Name and Principal Position       Year     ($)       ($) (1)     ($) (2)       ($)       (#) (3)      ($)        ($) (4)
- - - ------------------------------------------------------------------------------------------------------------------------
William P. Brophey                1994   162,955     40,638         0          0         3,300         0          4,500
  Vice Chairman, President,       1993   152,718     41,700         0          0         3,500         0          4,497
  and Chief Executive Officer     1992   145,798     19,875         0          0         3,500         0          4,364

Ronald J. Carr (5)                1994   130,115     21,020         0          0         1,750         0          3,880
  Vice President - Finance,       1993   121,500     21,600         0          0         2,300         0          3,985
  Secretary, Treasurer and        1992    81,000     11,341         0          0         1,800         0          2,716
  Chief Financial Officer

James E. Owens                    1994   104,003     15,274         0          0         1,350         0          3,023
  Vice President and              1993    98,266     15,750         0          0         1,650         0          3,173
  General Manager -               1992    94,958      7,500         0          0         1,650         0          3,292
  Retail Division

Ronald P. Rumble (6)              1994   129,970     15,274         0          0         1,500         0          3,748
  Vice President and              1993   104,740     18,110         0          0         2,600         0          4,248
  General Manager -               1992         0          0         0          0             0         0              0
  Commercial Division
- - - ------------------------------------------------------------------------------------------------------------------------

(1) The Company's Board of Directors has approved an Executive Bonus Plan in which the Named Executive Officers participated in 1994. The 1994 plan provides incentive cash bonuses based on the attainment of operating profit and cash flow objectives established at the beginning of the year for the Company and Goodyear. Prior to 1994, bonuses were paid by Goodyear. In 1994, bonuses were paid by the Company, and the Company was reimbursed by Goodyear. No cost was incurred by the Company relating to the bonuses in years 1992, 1993 or 1994. Payments related to the 1994 Bonus Plan were made in February, 1995.

(2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits is not required to be reported if the amount constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officers.

(3) Options were granted by Goodyear to purchase shares of Common Stock of Goodyear.

(4) Amounts paid on behalf of the Named Executive Officers for matching 401(k) Savings Plan Contributions.

(5) Mr. Carr was elected to his position effective May 1, 1992, and the amounts shown reflect compensation earned since that date.

(6) Mr. Rumble was elected to his position effective March 1, 1993, and the amounts shown reflect compensation earned since that date.

         On November 1, 1994 (the "Transfer Date"), the Named Executive Officers (the "Officers") became full-time employees of the Company. Prior to that date, Messrs. Brophey, Carr, Owens and Rumble were employees of Goodyear on loan to the Company, and the Company reimbursed Goodyear for the cost of the base salary and fringe benefits for those Officers. Effective November 1, 1994, salaries for the Officers are paid directly to the Officers as employees of the Company. The amounts shown in the compensation categories of the Summary Compensation Table for 1994 include compensation paid to the Officers both before and after the Transfer Date.

                       STOCK OPTIONS, SAR GRANTS IN 1994

         The Company does not provide its executive officers any type of financial compensation based on the appreciated market value of the Company's Common Stock. On January 4, 1994, the Named Executive Officers were granted options by Goodyear to purchase shares of Common Stock of Goodyear at an exercise price equal to the market price on the grant date. The Company does not incur any cost related to the grant or the exercise of Goodyear stock
options.   No SARs have been granted to any Named Executive Officer.  All options in the following tables relate to shares of Common Stock of Goodyear.

                             OPTION GRANTS IN 1994

                                          % of Total                                               Potential
                        Securities       Options/SARs                                         Realizable value at
                       Options/SARs       Granted to        Exercise or                     Assumed Annual Rates of
                        Granted (#)      Employees in       Base Price        Expiration    Stock Price Appreciation
Name                        (1)            1994 (2)           ($/sh)             Date         for Option Term (3)
- - - --------------------------------------------------------------------------------------------------------------------
                                                                                              5%               10%
                                                                                           -------          --------
William P. Brophey         3,300             35.9%            $44.25           01/04/04     $91,839        $232,716

Ronald J. Carr             1,750             19.0%            $44.25           01/04/04     $48,702        $123,410

James E. Owens             1,350             14.7%            $44.25           01/04/04     $37,570         $95,202

Ronald P. Rumble           1,500             16.3%            $44.25           01/04/04     $41,745        $105,780
- - - --------------------------------------------------------------------------------------------------------------------

(1) Options vest 50% in year one, and 50% in year two. The option exercise price is 100% of the fair market value of Goodyear Common Stock on the date of grant.

(2) Percent of total options granted by Goodyear to all employees of the Company. In the aggregate, these options were less than 1% of the total options granted by Goodyear in 1994.

(3) Amounts represent hypothetical gains that could be achieved if options were exercised at end of the option term. The dollar amounts under this column assume 5% and 10% compounded annual appreciation in the Common Stock of Goodyear from the date the respective options were granted. These calculations and assumed realizable values are required to be disclosed under Securities and Exchange Commission rules and, therefore, are not intended to forecast future appreciation of Common Stock of Goodyear or amounts that may be ultimately realized upon exercise.

                  OPTION EXERCISES IN 1994 AND YEAR-END VALUES

         The following table sets forth certain information regarding the exercise of Goodyear stock options during 1994 and the value of unexercised options held as of December 31, 1994. The Company does not incur any cost related to the grant or exercise of Goodyear stock options.

                  OPTION EXERCISES IN 1994 AND YEAR-END VALUES


                                                      Number of Securities             Value of Unexercised
                          Shares                    Unexercised Options/SARs        In-the-Money Options/SARs
                         Acquired                   at Dec. 31, 1994 (#) (2)       at Dec. 31, 1994 ($) (2) (3)
                          on (#)        Value     -----------------------------    ----------------------------
Name                     Exercise      ($) (1)    Exercisable     Unexercisable     Exercisable   Unexercisable
- - - ---------------------------------------------------------------------------------------------------------------
William P. Brophey          0             $0        23,850           5,050            $155,075          $0

Ronald J. Carr              0             $0         8,950           2,900            $ 79,775          $0

James E. Owens              0             $0         2,475           2,175            $ 11,138          $0

Ronald P. Rumble            0             $0         9,700           2,800            $135,625          $0
- - - ---------------------------------------------------------------------------------------------------------------

(1) Represents the difference between the exercise price and the price of the Goodyear Common Stock on the date of exercise.

(2) Shares include options granted to the named officer while employed by Goodyear but not associated with the Company.

(3) Represents the difference between the exercise price of the outstanding options and the closing price of Goodyear Common Stock on the New York Stock Exchange on December 30, 1994, which was $33.625 per share. Options that have an exercise price greater than the year-end NYSE closing price are excluded from the value calculation.

                           LONG TERM INCENTIVE AWARDS

         The Company does not provide its executive officers any other form of compensation based upon any long-term incentive plan or any other type of employment arrangement.

                             EMPLOYMENT AGREEMENTS

         Neither the Company nor Goodyear provides the Company's executive officers with any type of employment agreement or contract.

                              RETIREMENT BENEFITS

         Prior to November 1, 1994, the Named Executive Officers were on loan from Goodyear and participated in the Retirement Plan for Salaried Employees of The Goodyear Tire & Rubber Company (the "Salaried Plan"). The Company was billed by Goodyear for the cost incurred to maintain each Named Executive Officer's participation in the Salaried Plan.

         The Salaried Plan is a qualified, defined benefit plan which provides a basic non-contributory pension benefit and a voluntary contributory pension benefit based on various factors including years of service, compensation and plan maximums. The annual non-contributory benefit equals $318 for each year of service prior to 1994. The annual non-contributory benefit for 1994 and each year thereafter equals 1.1% of annual Social Security Covered Compensation for such year.

         The Salaried Plan permits an eligible employee to make monthly optional contributions at an annual rate of 2% of his or her earnings in excess of Social Security Covered Compensation. For service prior to 1994, the annual contributory benefit equals the years of service during which contributions were made multiplied by 1.4% of average annual earnings in excess of $22,716 during the five-year period ended December 31, 1993. The annual contributory benefit for 1994 and each year thereafter equals 1.58% of annual earnings (up to $150,000 in 1994) in excess of annual Social Security Covered Compensation.

         The Salaried Plan provides pension benefits to participants who have at least 30 years of service or have at least 10 years of service and have attained the age of 55. Benefits payable to a participant who retires between ages 55 and 62 are subject to a reduction of 4.8% for each full year of retirement before age 62. The years of credited service at December 31, 1994, under the Salaried Plan for each Named Executive Officer are: Mr. Brophey, 35 years; Mr. Carr, 27 years; Mr. Owens, 43 years; and Mr. Rumble, 26 years.

         On November 1, 1994, the Named Executive Officers became participants in The Goodyear Tire & Rubber Company Retirement Benefit Plan for Employees with Service with Designated Subsidiaries (the "Subsidiary Plan"), a non-qualified, defined benefit plan. Benefits payable to a participant or beneficiary under the Subsidiary Plan shall be in such amount as is required, when added to the benefits payable to the participant or beneficiary under the Salaried Plan, to produce an aggregate benefit equal to the benefit that would have been payable to the participant or beneficiary if the employment of the participant with Company were treated as employment with an employer under the Salaried Plan, and if the limitations on compensation pursuant to Section 401
(a) (17) of the Internal Revenue Code of 1986, as amended, were not in effect.

         As of December 31, 1994, the estimated annual benefits payable on a five-year certain and life annuity basis (and not under any of the various survivor options or the lump sum option) under retirement at age 65 were as follows: Mr. Brophey, $86,745; Mr. Carr, $75,285; Mr. Owens, $61,872; and Mr. Rumble, $76,214. These estimates were based on 1994 earnings and estimated annual Social Security Covered Compensation projections to each individual's 65th birthday.

                             DIRECTOR COMPENSATION

         Through March 31, 1994, each of the Company's outside Directors received an annual Director's fee of $18,000 paid quarterly plus reimbursement of expenses incurred as a Director. Effective April 1, 1994, Director's fees for outside Directors were modified to $2,500 per Board Meeting attended, $1,000 per telephonic Board Meeting, $1,000 per committee meeting attended not in conjunction with a Board Meeting and $500 per telephonic committee meeting, all subject to an annual maximum amount of $20,000 plus reimbursement of expenses incurred as a Director. Directors may at their option defer the payment of Director's compensation. Directors who are also officers or employees of the Company or employees of Goodyear receive no such fees.

           COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

                 COMPENSATION COMMITTEE POLICIES AND PRACTICES

         The Compensation Committee (the "Committee") annually reviews the compensation program for the Company's executive officers, all of whom are Named Executive Officers in the compensation disclosures included in this proxy statement, and recommends to the Board of Directors changes to the compensation program in general and adjustments to individual compensation levels.

         In its annual review, the Committee seeks to determine whether (1) the Company is competitive and can attract and retain qualified and experienced personnel and (2) the executive officers are appropriately motivated by the compensation program to seek to attain performance goals approved by the Committee, as well as sustained earnings growth for the benefit of all shareholders of the Company.

         The Chief Executive Officer provides the Committee information regarding proposed annual salary and annual incentive based compensation targets. The Committee also receives information regarding compensation paid by Goodyear, including information regarding options to purchase shares of Goodyear Common Stock for each executive officer. On November 1, 1994, the Named Executive Officers became employees of the Company. Prior to November 1, 1994, the Company reimbursed Goodyear for the annual salaries paid to the executive officers, and the Company has deducted those amounts for federal tax purposes.

         The Committee meets early each year to review the compensation package and make a recommendation regarding compensation for the Chief Executive Officer and the other Named Executive Officers for approval by the Board of Directors. In 1994, the Chief Executive Officer was authorized by the Committee to adjust the base salaries of the other executive officers without action by the Committee.

         The Revenue Reconciliation Act of 1993 added Section 162 (m) to the Internal Revenue Code (the "Code") which eliminated tax deductions for compensation paid to an executive officer in excess of $1 million, unless certain requirements are met. No executive officer receives compensation in excess of the allowed deductions. The Committee will consider the applicability of this section of the Code in the formalization of all executive compensation plans.

                       COMPENSATION OF EXECUTIVE OFFICERS

         Salaries for the executive officers are established using Goodyear's compensation guidelines within a salary range that is fixed annually based on market data derived from salary surveys of hundreds of companies made available to compensation professionals by various associations and consultants.
Salaries are fixed within these ranges based on Mr. Brophey's performance evaluation and are not linked to specific performance criteria.

         The Named Executive Officers obtain the opportunity for bonus compensation by participating in the Goodyear Performance Recognition Plan (the "Performance Plan"). For the Named Executive Officers (other than the Chief Executive Officer), the target payout (assuming 100% payout) under the Performance Plan was established at an average amount of approximately 14.9% of the midpoint of the salary range of such persons. Compensation paid pursuant to the Performance Plan was based 50% on the earnings before interest and taxes ("EBIT") and cash flow of the Company and 50% on the EBIT and cash flow levels achieved by Goodyear. Payouts under the Performance Plan could range from zero to 150% of the participant's target amount depending on the extent to which applicable EBIT and cash flow goals were achieved. In 1994, the EBIT goal for the Company was exceeded, while the cash flow goal was partially achieved. Based on the results of the Company and Goodyear in the aggregate, bonuses were paid at 140% of target levels.

         The target levels of participation and the Company EBIT and cash flow goals for 1995 were reviewed and approved by the Committee. The Company was reimbursed by Goodyear for the Performance Plan payouts to Named Executive Officers in 1994.

         The Committee received a report regarding stock options granted by Goodyear for the purchase of Goodyear Common Stock to the Named Executive Officers and other key employees of the Company pursuant to the 1989 Goodyear Performance and Equity Incentive Plan (the "Option Plan"). The size of individual option grants were determined primarily on the basis of the responsibilities and relative position of each executive officer within guideline ranges established by Goodyear based on surveys of the option granting practices of other companies. The Company does not incur any cost in connection with the options granted to the Named Executive Officers.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         The salary of Mr. Brophey was established using Goodyear's compensation guidelines within a salary range that is fixed annually based on market data derived from salary surveys of hundreds of companies made available to compensation professionals by various associations and consultants and was approved by the Committee. In July of 1994, Mr. Brophey was granted a 6 1/4% salary increase within those guidelines in recognition of the improved operating results and financial condition of the Company.

         Mr. Brophey's participation in the Performance Plan was established at a level that is intended to result in a payout (assuming 100% payout under the Performance Plan) equal to 21% of the midpoint of his salary range. Payouts under the Performance Plan could range from zero to 150% of Mr. Brophey's target amount depending on the extent to which applicable EBIT and cash flow goals were achieved. The EBIT goal approved last year by the Committee was exceeded, while the cash flow goal was partially achieved. Based on the results of the Company and Goodyear in the aggregate, his payout was 140% of the target level, resulting in his performance based compensation being equal to 24% of his salary. This bonus was reimbursed to the Company by Goodyear.

         On January 4, 1994, Mr. Brophey was granted an option to purchase 3,300 shares of Goodyear Common Stock at a per share exercise price equal to the market price of Goodyear Common Stock on the date of grant. The size of the grant was determined on the basis of guidelines established by Goodyear based on surveys of the option granting practices of other companies. The Committee does not participate in the granting of such stock options, and the Company does not incur any cost relating to such options, however stock options are considered to be a part of Mr. Brophey's compensation package.

February 16, 1995                                  The Compensation Committee:
                                                   Samir F. Gibara (Chairman)
                                                   Charles A. Bethel, Jr.
                                                   Richard D. Pearson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Goodyear is the Company's majority shareholder and its principal supplier of new tires. Samir F. Gibara, Chairman of the Board of the Company, is an Executive Vice President of Goodyear and has been employed by Goodyear for more than 30 years. Until November 1, 1994, William P. Brophey, Vice Chairman of the Board, President and Chief Executive Officer of the Company, had been employed by Goodyear for more than 35 years; Ronald J. Carr, Vice President - Finance, Secretary and Treasurer had been employed by Goodyear for more than 25 years; James E. Owens, Vice President and General Manager - Retail Division, had been employed by Goodyear for more than 40 years; and Ronald P. Rumble, Vice President and General Manager - Commercial Division, had been employed by Goodyear for more than 25 years.

         Samir F. Gibara, Chairman of the Board of the Company and Chairman of the Company's compensation committee, is an Executive Vice President of Goodyear. Mr. Gibara is not an employee of the Company and does not receive any compensation or director's fees from the Company, nor is he a member of Goodyear's Board of Directors or its compensation committee.

         Charles A. Bethel, Jr., a Director of the Company, was employed by Goodyear from 1946 through August of 1983.

         The Company is a member of Goodyear's dealer network. Goodyear sold to the Company approximately $63,766,000 of products and services, and the Company sold to Goodyear approximately $7,181,000 of products and services during 1994. The Company paid Goodyear $1,516,000 for rent on equipment and 56 facilities used by the Company.

         The Company has determined that Goodyear is a cost-effective source for various administrative services and support activities. These services and activities include but are not limited to internal auditing, payroll processing, communication services, data processing services, training, certain legal assistance and other miscellaneous administrative support functions. During 1994, the Company paid approximately $903,600 to Goodyear for these and other services.

         The Company believes that prices paid by the Company to Goodyear and the products and services received by the Company from Goodyear during 1994 were fair and reasonable and on terms and at prices no less favorable than could have been obtained elsewhere.

         The Company maintains an open unsecured line of credit with Goodyear to fund working capital requirements. The borrowing rate on the line of credit is based on the 30-day LIBOR plus 1.5% effective the first day of each calendar month as reported on the Reuter Money Service Monitor System.

         On December 31, 1994, the Company issued a one-year $5.5 million promissory note to Goodyear that may be renewable on December 31, 1995, depending on business conditions. The note represented an extension of a previous inventory ledger balance financing arrangement dated November 30, 1989, with an outstanding balance due on December 31, 1994, of $5.5 million. The note is interest-bearing at 120% of the prime rate as announced by Citibank, N.A., New York, New York, on the first day of each quarter during the term of the note. Interest due under the note will be fully waived provided that the ratio of the Company's annual shipments of off-the-road tires from

Goodyear to the average daily outstanding balance of the note equals or exceeds two and one half to one (2.5:1). Interest will be prorated if the ratio is less than that. In 1992, 1993 and 1994, the ratio exceeded 2.5:1, and the interest was fully waived.

         The Company and Goodyear entered into an option agreement in November of 1989, whereunder Goodyear was granted the right to purchase up to 650,000 shares of the Company's Common Stock from the Company at a per share exercise price based on the higher of the market price or book value of the Common Stock, but in no event more than $75 or less than $25 per share. The option agreement expired unexercised on November 10, 1994.

                               PERFORMANCE GRAPH

         The following graph compares the cumulative shareholder returns of the Company's Common Stock, The American Stock Exchange Composite Index and the Dow Jones Auto Parts Index at each December 31 for the five-year period beginning December 31, 1989, and ended December 31, 1994.

         The graph shows the total shareholder return that would have been achieved had $100 been invested in each of these investment alternatives on December 31, 1989, with all dividends reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         BRAD RAGAN, INC., AMEX COMPOSITE INDEX AND DJ AUTO PARTS INDEX




                                    (GRAPH)

                          1989    1990     1991    1992     1993    1994
                          ----    ----     ----    ----     ----    ----
BRAD RAGAN, INC.          100     106      108     113      140     157
AMEX COMPOSITE            100      82      105     106      126     115
DJ AUTO PARTS             100      79      118     152      189     161

                              CORPORATE GOVERNANCE

         The Company's Board of Directors held five meetings during 1994. All present Directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they serve.

         The Board of Directors has five standing committees: Executive Committee, Audit Committee, Nominating Committee, Compensation Committee and Litigation Committee.

         The Executive Committee consists of Messrs. Gibara (Chairman), Bethel and Pearson. The Executive Committee is empowered to act between meetings of the Board of Directors with powers of the full Board, except with respect to certain matters. The Executive Committee did not meet during 1994.

         The Audit Committee consists of Dr. Sorensen (Chairman), and Messrs. Bethel and Pearson. The Audit Committee reviews the scope of the Company's annual audit, the functions performed by the Company's independent accountants, the functions of and procedures followed by the Company's internal accounting and auditing staff and other matters relating to accounting policies and controls. The Audit Committee held three meetings during 1994.

         The Nominating Committee consists of Messrs. Gibara (Chairman), Brophey, Carr and Sorensen. This committee's function is to study the composition of the Board of Directors and the qualifications of its members and to nominate for election to the Board persons whose background and expertise will, in their judgment, complement the needs of the Company. This committee will consider nominees recommended by shareholders. Such recommendations should be submitted to the Secretary of the Company by December 31 in order to be considered by the committee for the Annual Meeting to follow the fiscal year-end. This committee met once during 1994.

         The Compensation Committee consists of Messrs. Gibara (Chairman), Bethel and Pearson. Its principal functions are to review the Company's compensation and benefit programs for executive officers and to recommend annual compensation levels for the executive officers for approval by the Board of Directors. This committee met once during 1994.

         The Litigation Committee consists of Messrs. Bethel (Chairman), Brophey, Carr and Sorensen. This committee is responsible for monitoring any matters of significant litigation that involve the Company. The committee did not meet during 1994.

                            INDEPENDENT ACCOUNTANTS

         Price Waterhouse has served the Company as independent accountants since 1986. A representative from Price Waterhouse is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if he desires to do so and to answer any questions that concern the firm's work for the Company. Price Waterhouse also serves as independent accountants for Goodyear.

         The Audit Committee and the Board of Directors have approved all of the nonaudit services by Price Waterhouse and believe they have no effect on audit independence. The Audit Committee has authorized management to engage the Company's independent accountants in nonaudit services relating to preparation of tax returns and working with IRS agents on tax audits, but other matters require prior approval from the Audit Committee.

                           ANNUAL REPORT ON FORM 10-K

         Shareholders may obtain a copy of the Company's Annual Report on Form 10-K for 1994 as filed with the Securities and Exchange Commission, including all financial statements and schedules without charge by writing to:

                                  Investor Relations
                                  Brad Ragan, Inc.
                                  4404-G Stuart Andrew Blvd.
                                  Charlotte, NC 28217

         Exhibits to the Annual Report on Form 10-K may be obtained for a nominal charge for copying.


                      DEADLINE FOR SHAREHOLDERS' PROPOSALS

         Any shareholder desiring to present a proposal for action at the Company's 1996 Annual Meeting must deliver the proposal to the Company at its principal executive offices no later than November 30, 1995.




                                        By Order of the Board of Directors



                                        Ronald J. Carr
                                        Secretary



Charlotte, North Carolina
April 14, 1995

                                                                                                                          APPENDIX A
PROXY                     BRAD RAGAN, INC.

The undersigned shareholder of Brad Ragan, Inc., designates Samir F. Gibara and William P. Brophey, and either of them agents to vote the shares of the undersigned at the Annual Meeting of Shareholders, Thursday, May 25, 1995, at 11:30 A.M., and at any
adjournment thereof, as follows:

  (1) ELECTION OF DIRECTORS

      / /  VOTE FOR all nominees (except as marked to the contrary)   / /  WITHHOLD AUTHORITY TO vote for all nominees listed below

      Nominees: Samir F. Gibara, William P. Brophey, Ronald J. Carr, Charles A. Bethel, Jr., Richard D. Pearson, Richard E. Sorensen
             (Instruction: To withhold authority to vote for an individual nominee, strike a line through the nominee's name.)

  (2) To Transact such other business as may be brought before the meeting

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER.

  IF NO SPECIFICATION IS MADE WITH RESPECT TO A MATTER WHERE A BALLOT IS PROVIDED, THIS PROXY WILL BE VOTED FOR SUCH MATTER.


Dated:                             , 1995
       ----------------------------                --------------------------------------------------------------------------------
(When signing as attorney, executor,
administrator trustee, guardian, et cetera,        --------------------------------------------------------------------------------
give title as such.  For joint accounts,
each joint owner should                            --------------------------------------------------------------------------------
sign.)
                                                   Please sign above as name(s) appear(s) on the other side.

                                BRAD RAGAN, INC.




PLEASE SIGN AND SEND IN YOUR PROXY

Your shares should be represented at the meeting by your proxy. The meeting will be held Thursday, May 25, 1995, at 11:30 A.M. in the "Yorkmont" Room of the Embassy Suites Hotel, 4800 South Tryon Street, Charlotte, North Carolina.




PLEASE SIGN THE PROXY PRINTED ON THE OTHER SIDE AND RETURN IT AT ONCE UNLESS YOU EXPECT TO ATTEND THE MEETING IN PERSON.